EXHIBIT 4.27

Exclusive Option Agreement

This Exclusive Option Agreement (this “Agreement”) is executed by and among the following Parties as of February 1, 2020 in Shanghai, the People’s Republic of China (“China” or the “PRC”):

Party A:       Yimi Education Technology (Shanghai) Co., Ltd., a limited liability company validly existing under the laws of the PRC, with its registered address at Room 601-16, Building 1-A, No. 3000 Longdong Avenue, China (Shanghai) Pilot Free Trade Zone;

Party B:      Xiangyuan (Shanghai) Education Technology Co., Ltd., a limited liability company validly existing under the laws of the PRC, with its registered address at Room 301, Building 1, No. 2143 North Zhongshan Road, Putuo District, Shanghai;

Party C:      Shanghai OneSmart Education Technology Group Co., Ltd., a limited liability company validly existing under the laws of the PRC, with its registered address at West Area, 8/F, No. 579 Zhangyang Road, China (Shanghai) Pilot Free Trade Zone (“OneSmart Technology”); and

Shanghai OneSmart Education Investment Co., Ltd., a limited liability company validly existing under the laws of the PRC, with its registered address at Room 118, Building 20, No. 1-42, Lane 83, North Hongxiang Road, Wanxiang Town Pudong New Area (“OneSmart Investment”).

In this Agreement, each of Party A, Party B and Party C shall be referred to as a “Party” individually, and as the “Parties” collectively.

Whereas:

1.    As of the date hereof, Party C holds 100% equity interests in Party B in aggregate, representing RMB10,000,000 (ten million) in the registered capital of Party B. To be specific, OneSmart Technology holds 90% equity interests in Party B, representing RMB9,000,000 (nine million) in the registered capital of Party B, while OneSmart Investment holds 10% equity interests in Party B, representing RMB1,000,000 (one million) in the registered capital of Party B.

Now therefore, upon mutual discussion and negotiation, the Parties have reached the following agreement:

1.    Sale and Purchase of Equity Interests

1.1     Option Granted

OneSmart Technology and OneSmart Investment hereby severally and jointly grant Party A, in an irrevocable and unconditional manner, an exclusive right to purchase, or designate one or more persons (each a “Designee”) to purchase the equity interests in Party B then held by Party C once or at multiple times at any time in part or in whole at Party A’s sole and absolute discretion to the extent permitted by the PRC laws and at the price described in Section 1.3 herein (such right being the “Equity Interest Purchase Option”). Except for Party A and the Designee(s), no other person shall be entitled to the Equity Interest Purchase Option or other rights with respect to the equity interests in Party C. Party B hereby agrees to the grant by Party C of the Equity Interest Purchase Option to Party A. The term “person” as used herein shall refer to individuals, corporations, partnerships, partners, enterprises, trusts or non-corporate organizations.

1.2     Steps for Exercise of the Equity Interest Purchase Option

Subject to the provisions of the laws and regulations of China, Party A may exercise the Equity Interest Purchase Option by issuing a written notice to Party C (the “Equity Interest Purchase Option Notice”), specifying: (a) Party A’s decision to exercise the Equity Interest Purchase Option, and the name of the Designee(s) if any; (b) the portion of equity interests to be purchased by Party A or the Designee from Party C (the “Optioned Interests”); and (c) the date for purchasing the Optioned Interests or the date for the transfer of the Optioned Interests.

1.3     Equity Interest Purchase Price

The total price for the purchase by Party A of all Optioned Interests held by Party C upon exercise of the Equity Interest Purchase Option by Party A shall equal to the amount of registered capital contributed by Party C for such Optioned Interests (or such price may be as set forth in the equity transfer agreement to be executed between Party A (or the Designee) and Party C separately, provided that such price does not violate PRC laws and regulations and is acceptable to Party A); if Party A exercises the Equity Interest Purchase Option to purchase part of the Optioned Interests held by Party C in Party B, then the purchase price shall be calculated on a pro rata basis. If at the time when Party A exercises the Equity Interest Purchase Option, the PRC laws impose mandatory requirements on the purchase price of such Optioned Interests, such that the minimum price permitted under PRC law is higher than the aforementioned price, then the purchase price shall be such minimum price permitted by PRC law (collectively, the “Equity Interest Purchase Price”).

The total price for the purchase by Party A of all Optioned Interests held by Party C upon exercise of the Equity Interest Purchase Option by Party A shall be the amount of registered capital contributed by Party C for such Optioned Interests (or such price may be as set forth in the equity transfer agreement to be executed between Party A (or the Designee) and Party C separately, provided that such price does not violate PRC laws and regulations and is acceptable to Party A) (the “Base Price”); if Party A exercises the Equity Interest Purchase Option to purchase part of the Optioned Interests held by Party C in Party B, then the purchase price shall be calculated on a pro rata basis. If at the time when Party A exercises the Equity Interest Purchase Option, the PRC laws impose mandatory requirements on the purchase price of such Optioned Interests, such that the minimum price permitted under PRC law exceeds the Base Price, then the purchase price shall be such minimum price permitted by PRC law (collectively, the “Equity Interest Purchase Price”), in which case Party C hereby waive their right to receive the amount of price that exceeds the Base Price.

1.4     Transfer of Optioned Interests

For each exercise of the Equity Interest Purchase Option by Party A:

1.4.1    Party C shall cause Party B to promptly convene a shareholders’ meeting, at which a resolution shall be adopted approving Party C’s transfer of the Optioned Interests to Party A and/or the Designee(s);

1.4.2    Party C shall obtain written statements from the other shareholders of Party B giving consent to the transfer of the Optioned Interests by Party C to Party A and/or the Designee(s) and waiving any right of first refusal with respect thereto;

1.4.3    Party C shall execute an equity interest transfer contract with respect to each transfer with Party A and/or each Designee (whichever is applicable), in accordance with the provisions of this Agreement and the Equity Interest Purchase Option Notice regarding the Optioned Interests;

1.4.4    Party C shall, within thirty (30) days after receipt of the Equity Interest Purchase Option Notice, execute all necessary contracts, agreements or documents with relevant parties, obtain all necessary government approvals and permits, and complete all necessary registrations and filings, so as to transfer valid ownership of the Optioned Interests to Party A and/or the Designee(s), unencumbered by any security interests, and cause Party A and/or the Designee(s) to become the registered owner(s) of the Optioned Interests. For the purpose of this Section and this Agreement, “security interests” shall include securities, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership retention or other security arrangements, but shall be deemed to exclude any security interest created by this Agreement, Party C’s Equity Interest Pledge Agreement and Party C’s Power of Attorney; “Party C’s Equity Interest Pledge Agreement” as used in this Agreement shall refer to the Interest Pledge Agreement executed by and among Party A, Party C and Party B on the date hereof and any modification, amendment and restatement thereto.; “Party C’s Power of Attorney” as used in this Agreement shall refer to the Power of Attorney executed by Party C on the date hereof granting Party A with a power of attorney and any modification, amendment and restatement thereto.

2.    Covenants

2.1     Covenants regarding Party B

Party C (as a shareholder of Party B) and Party B hereby covenant as follows:

2.1.1    Without the prior written consent of Party A, they shall not in any manner supplement, change or amend the articles of association of Party B, increase or decrease its registered capital, or change its structure of registered capital in other manners;

2.1.2    They shall maintain Party B’s corporate existence in accordance with good financial and business standards and practices, obtain and maintain all necessary government licenses and permits by prudently and effectively operating its business and handling its affairs;

2.1.3    Without the prior written consent of Party A, they shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner any material assets of Party B or legal or beneficial interest in the material business or revenues of Party B, or allow the encumbrance thereon of any security interest;

2.1.4    Without the prior written consent of Party A, they shall not incur, inherit, guarantee or suffer the existence of any debt, except for payables incurred in the ordinary course of business other than through loans;

2.1.5    They shall always operate all of Party B’s businesses within the ordinary course of business to maintain the asset value of Party B and refrain from any action/omission that may adversely affect Party B’s operating status and asset value;

2.1.6    Without the prior written consent of Party A, they shall not cause Party B to execute any major contract, except the contracts in the ordinary course of business (for the purpose of this subsection, a contract with a price exceeding RMB 500,000 shall be deemed a major contract);

2.1.7    Without the prior written consent of Party A, they shall not cause Party B to provide any person with any loan or credit;

2.1.8    They shall provide Party A with information on Party B’s business operations and financial condition at Party A’s request;

2.1.9    If requested by Party A, Party B shall procure and maintain insurance in respect of its assets and business from an insurance carrier acceptable to Party A, at an amount and type of coverage typical for companies that operate similar businesses;

2.1.10 Without the prior written consent of Party A, they shall not cause or permit Party B to merge, consolidate with, acquire or invest in any person;

2.1.11 They shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Party B’s assets, business, revenue or equity interests;

2.1.12 To maintain the ownership by Party B of all of its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, and raise necessary or appropriate defenses against all claims;

2.1.13 Without the prior written consent of Party A, they shall ensure that Party B shall not in any manner distribute dividends to its shareholders, provided that upon Party A’s written request, Party B shall immediately distribute all distributable profits to its shareholders;

2.1.14 At the request of Party A, they shall appoint any person designated by Party A as the director or executive director of Party B.

2.1.15 Without Party A’s prior written consent, they shall not engage in any business in competition with Party A or its affiliates; and

2.1.16 Unless otherwise required by PRC law, Party B shall not be dissolved or liquated without prior written consent by Party A;

2.1.17 Once PRC laws permits foreign investors to invest in the principal business of Party C in China, with a controlling stake and/or in the form of wholly foreign-owned enterprises, and the competent government authorities of China begin to approve such investments, upon Party A’s exercise of the Equity Interest Purchase Option, Party C shall immediately transfer to Party A or the Designee(s) the equity interests in Party B held by it.

2.2    Covenants of Party C

Party C hereby severally but not jointly covenants as follows:

2.2.1   Without the prior written consent of Party A, Party C shall not sell, transfer, mortgage or dispose of in any other manner any legal or beneficial interest in the equity interests in Party B held by Party C, or allow the encumbrance thereon, except for the interest placed in accordance with Party C’s Equity Interest Pledge Agreement, Party C’s Power of Attorney and this Agreement;

2.2.2   Without the prior written consent of Party A, Party C shall ensure the shareholders’ meeting and/or the directors (or the executive director) of Party B not to approve any sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the equity interests in Party B held by Party C, or allow the encumbrance thereon of any security interest, except for the interest placed in accordance with Party C’s Equity Interest Pledge Agreement, Party C’s Power of Attorney and this Agreement;

2.2.3   Without the prior written consent of Party A, Party C shall cause the shareholders’ meeting or the directors (or the executive director) of Party B not to approve the merger or consolidation with any party, or the acquisition of or investment in any party;

2.2.4   Party C shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the equity interests in Party B held by Party C;

2.2.5    Party C shall ensure the shareholders’ meeting or the directors (or the executive director) of Party B to vote in favor of the transfer of the Optioned Interests as set forth in this Agreement and to take any and all other actions that may be requested by Party A;

2.2.6    To the extent necessary to maintain Party C’s ownership in Party B, Party C shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, and raise necessary or appropriate defenses against all claims;

2.2.7   Party C shall appoint any designee of Party A as the director or the executive director of Party B, at the request of Party A;

2.2.8   Each of Party C gives consent to the execution by each of the other shareholders of Party B with Party A and Party B of the exclusive option agreement, the equity interest pledge agreement and the power of attorney similar to this Agreement, Party C’s Equity Interest Pledge Agreement and Party C’s Power of Attorney, and undertakes not to take any action in conflict with such documents executed by such other shareholders; with respect to the transfer of equity interests of Party B by any of the other shareholders of Party B to Party A and/or the Designee(s) pursuant to such shareholder’s exclusive option agreement, Party C hereby waives all of its right of first refusal (if any).

2.2.9   If Party C received any profit distribution, interest, dividend or proceeds of liquidation from Party B, Party C shall promptly donate all such profit distribution, interest, dividend or proceeds of liquidation to Party A or any other person designated by Party A in the manner permitted by the applicable PRC laws; and

2.2.10  Party B shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by and among Party C, Party B and Party A, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof. To the extent that Party C have any remaining rights with respect to the equity interests subject to this Agreement hereunder or under the Party C’s Equity Interest Pledge Agreement or under the Party C’s Power of Attorney, Party C shall not exercise such rights except in accordance with the written instructions of Party A.

3.    Representations and Warranties

Both Party C and Party B hereby represent and warrant to Party A, severally but not jointly, as of the date of this Agreement and each date of the transfer of the Optioned Interests, that:

3.1   They have the power, capacity and authority to execute and deliver this Agreement and any equity interest transfer contracts to which they are parties concerning each transfer of the Optioned Interests as described thereunder (each, a “Transfer Contract”), and to perform their obligations under this Agreement and any Transfer Contracts. Party C and Party B agree to enter into Transfer Contracts substantially consistent with the terms of this Agreement upon Party A’s exercise of the Equity Interest Purchase Option. This Agreement and the Transfer Contracts to which they are parties constitute or will constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof;

3.2    Party C and Party B have obtained any and all approvals and consents from the competent government authorities and third parties (if required) for the execution, delivery and performance of this Agreement.

3.3    The execution and delivery of this Agreement or any Transfer Contracts and the obligations under this Agreement or any Transfer Contracts shall not: (i) cause any violation of any applicable laws of China; (ii) be inconsistent with the articles of association, bylaws or other organizational documents of Party B; (iii) cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them; (iv) cause any violation of any condition for the grant and/or continued effectiveness of any licenses or permits issued to either of them; or (v) cause the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to either of them;

3.4    Party C have the legal and complete title to the equity interests held by them in Party B. Except for Party C’s Equity Interest Pledge Agreement and Party C’s Power of Attorney, Party C has not placed any security interest or encumbrances on such equity interests;

3.5    Party B is a limited liability company duly organized and validly existing under the laws of the PRC. Party B has the legal and complete title to all of the assets used in connection with its business operation, and has not placed any security interest on the aforementioned assets;

3.6    Party B does not have any outstanding debts, except for (i) debt incurred during the ordinary course of business; and (ii) debts disclosed to Party A for which Party A’s written consent has been obtained.

3.7    Party B has complied with all PRC laws and regulations in material aspects; and

3.8    There are no pending or threatened litigation, arbitration or administrative proceedings relating to the equity interests in Party B, assets of Party B or Party B.

4.    Effective Date and Term

This Agreement shall become effective upon execution by the Parties, and remain effective until all equity interests held by Party C in Party B have been transferred or assigned to Party A and/or any other person designated by Party A in accordance with this Agreement.

5.    Governing Law and Resolution of Disputes

5.1    Governing Law

The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of the PRC.

5.2    Methods of Resolution of Disputes

In the event of any dispute with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute, either Party may submit the relevant dispute to China International Economic and Trade Arbitration Commission for arbitration, in accordance with the arbitration rules of such arbitration commission effective at that time. The place of the hearing of the arbitration shall be Shanghai. The arbitration award shall be final and binding on the Parties.

6.    Taxes and Fees

Each Party shall pay any and all transfer and registration taxes, expenses and fees incurred thereby or levied thereon in accordance with the laws of China in connection with the preparation and execution of this Agreement and the Transfer Contracts, as well as the consummation of the transactions contemplated under this Agreement and the Transfer Contracts.

7.    Notices

7.1    All notices and other communications required to be given pursuant to this Agreement or otherwise given in connection with this Agreement shall be delivered personally, or sent by registered mail, prepaid postage, a commercial courier service, facsimile transmission or email to the address of such Party set forth below. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

7.1.1   Notices given by personal delivery shall be deemed effectively given on the date of receipt at the address set forth below, or the date on which such notices are placed at the address set forth below;

7.1.2   Notices given by courier service, registered mail or prepaid postage shall be deemed effectively given on the date of receipt, refusal or return for any reason at the address set forth below;

7.1.3   Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission to the Fax no. set forth below (as evidenced by an automatically generated confirmation of transmission). Notices given by email shall be deemed effectively given on the date of successful transmission, provided that the sending Party has received a system message indicating successful transmission or has not received a system message within 24 hours indicating failure of delivery or return of email.

7.2    For the purpose of notices, the addresses of the Parties are as follows:

Party A:      Yimi Education Technology (Shanghai) Co., Ltd.

Address:     [***]

Attn:           [***]

Email:         [***]

Party B:      Xiangyuan (Shanghai) Education Technology Co., Ltd.

Address:     [***]

Attn:           [***]

Email:         [***]

Party C:      Shanghai OneSmart Education Technology Group Co., Ltd.

Address:     [***]

Attn:           [***]

Email:         [***]

Party C:       Shanghai OneSmart Education Investment Co., Ltd.

Address:      [***]

Attn:            [***]

Email:          [***]

7.3    Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms of this Section.

8.    Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement, and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of other Parties, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels, or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of, or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

9.    Further Warranties

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

10.  Breach of Agreement

10.1   If Party C or Party B materially breaches any provision under this Agreement, or fails to perform, performs incompletely or delays to perform any obligation under this Agreement, it shall constitute a breach under this Agreement on the part of Party C or Party B (as the case may be). Party A is entitled to require Party C or Party B to rectify or take remedial measures. If within ten (10) days after Party A delivers a written notice to Party C or Party B and requires for rectification (or within any other reasonable period required by Party A), Party C or Party B (as the case may be) fails to rectify or take remedial measures, Party A is entitled to, at its sole discretion, (1) terminate this Agreement and require Party C or Party B (as the case may be) to compensate all the losses; or (2) require specific performance of the obligations of Party C or Party B (as the case may be) under this Agreement and require Party C or Party B (as the case may be) to compensate all the losses. This Section shall not prejudice any other rights of Party A under this Agreement.

10.2   Party C or Party B shall not terminate this Agreement unilaterally in any event unless otherwise required by the applicable laws.

11.  Miscellaneous

11.1   Amendments, changes and supplements

Any amendment, change and supplement to this Agreement shall be made in writing by all of the Parties. Any amendment agreement and supplementary agreement duly executed by the Parties hereto with regard to this Agreement shall constitute an integral part of this Agreement, and shall have equal legal validity as this Agreement.

11.2   Entire agreement

Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

11.3   Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

11.4   Severability

In the event that one or several of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

11.5   Successors

The terms of this Agreement shall be binding on the Parties hereto and their respective successors, heirs (including who inherited the Optioned Interests) and permitted assigns, and shall be valid with respect to the Parties and each of their successors, heirs and permitted assigns.

11.6   Survival

11.6.1  Any obligations that occurred or that are due in connection with this Agreement before the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

11.6.2  The provisions of Sections 5, 8, 10 and this Section 11.6 shall survive the termination of this Agreement.

11.7   Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

11.8   Copies

The number of copies of this Agreement to be executed is not limited.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Option Agreement as of the date first above written.

Party A:    Yimi Education Technology (Shanghai) Co., Ltd. (Seal)

By:             _/s/_ Ke Jinshu ___________

Name:        Ke Jinshu

Title:          Authorized Representative

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Option Agreement as of the date first above written.

Party B:    Xiangyuan (Shanghai) Education Technology Co., Ltd. (Seal)

By:             _/s/ Ke Jinshu __________

Name:        Ke Jinshu

Title:          Legal Representative

Party C:    Shanghai OneSmart Education Technology Group Co., Ltd. (Seal)

By:             _/s/ Ke Jinshu __________

Name:        Ke Jinshu

Title:          Legal Representative

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Option Agreement as of the date first above written.

Party C:    Shanghai OneSmart Education Investment Co., Ltd. (Seal)

By:             _/s/ Meng Xiaoqiang _____

Name:        Meng Xiaoqiang

Title:          Legal Representative